EXHIBIT 99.1
FOR IMMEDIATE RELEASE

WATERBURY, CONN. - (Business Wire) - May 27, 2005. DiaSys Corporation (AMEX:DYX-News), a global healthcare products company, has announced that on May 26, 2005, it received a letter from the Director-Listing Qualifications of the American Stock Exchange (the "AMEX") advising that the Company was not in compliance with the AMEX's listing requirements (contained in Sections 134 and 1101 of the AMEX Company Guide) in that had not yet filed its Quarterly Report on Form 10-QSB for its fiscal quarter ended March 31, 2005. The Company had previously received a letter from the AMEX advising that the Company was not in compliance with the AMEX's listing requirements (contained in Section 1003(a)(ii) of the AMEX Company Guide) in that it had shareholders' equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years. In response to such previous letter, the Company had submitted a plan (accepted by the AMEX) to bring itself into compliance with such financial requirements by August 24, 2006.

In order to maintain its AMEX listing, the Company must submit a plan by June 8, 2005 advising the AMEX of action it has taken, or will take, that would bring it into compliance with the continued listing standards. The AMEX has advised that if the Company is not in compliance with the periodic filing requirements by July 11, 2005, the AMEX staff will initiate delisting procedures as appropriate.

Management is confident that the Company will be able to satisfy such periodic filing requirement by filing the required Quarterly Report on Form 10-QSB prior to July 11, 2005.

DiaSys Corporation designs, develops, manufactures and distributes proprietary medical laboratory equipment, consumables and infectious disease test-kits to healthcare & veterinary laboratories worldwide. Headquartered in Waterbury, Connecticut USA, the Company operates in Europe through its wholly owned subsidiary based in Wokingham, England and in Pacific Asia through its strategic business partner located in Guangzhou, China. DiaSys, Parasep and Urisep are registered trademarks of DiaSys Corporation.

This press release contains forward-looking statements within the meaning of, and made pursuant to, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or events, or timing of events, relating to the Company to materially differ from those expressed or implied by such forward looking statements. DiaSys refers interested parties to its most recent Annual Report on Form 10-KSB and other SEC filings for a complete description of, and discussions about, the Company.